Exhibit 8.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
June 22, 2009
Foundation Coal Holdings, Inc.
999 Corporate Boulevard, Suite 300
Linthicum Heights, Maryland 21090
Ladies and Gentlemen:
     We have acted as counsel to Foundation Coal Holdings, Inc., a Delaware Corporation (“Foundation”), in connection with the merger of Alpha Natural Resources, Inc., a Delaware Corporation (“Alpha”), with and into Foundation, with Foundation as the surviving corporation (the “Surviving Corporation”), pursuant to an Agreement and Plan of Merger, dated as of May 11, 2009 (the “Merger Agreement”), by and between Foundation and Alpha (the “Merger”).1
     At the Effective Time, each share of common stock, par value $0.01 per share, of Alpha issued and outstanding immediately prior thereto (other than shares to be canceled in accordance with Section 1.5(b) of the Merger Agreement) will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation (the “Surviving Corporation Common Stock”).
     Also in connection with the Merger and in accordance with Section 1.5(a) of the Merger Agreement, each share of common stock, par value $0.01 per share, of Foundation issued and outstanding immediately prior thereto be converted at the Effective Time into the right to receive 1.0840 of the Surviving Corporation Common Stock (the “Recapitalization”).
     In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (without our independent investigation or verification) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the registration statement on Form S-4 filed by Foundation with the Securities and Exchange Commission on June 22, 2009, as amended or supplemented through the date hereof (the “Registration Statement”), and such other documents as we have deemed necessary or appropriate as a basis for our opinion. We also have relied upon statements, representations and covenants made to us by officers of Foundation and Alpha (which statements, representations and covenants we have assumed are

[1]	Any capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

true without regard to any qualification as to knowledge and belief), including in their respective letters dated the date hereof (the “Tax Certificates”).
     In rendering our opinion set forth below, we have assumed that (i) the Merger and the Recapitalization will be consummated in accordance with the terms of the Merger Agreement and that none of the terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time, and (ii) the Merger Agreement, the Registration Statement, and the Tax Certificates reflect all of the material facts relating to the Merger, Foundation and Alpha. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the statements, representations and covenants made by Foundation and Alpha (including, without limitation, those set forth in the Merger Agreement, the Registration Statement, and the Tax Certificates). Any change or inaccuracy in the facts referred to, set forth or assumed herein, in the foregoing documents (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.
     We also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Further, we have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations” or “Treas. Reg.”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS’s position. A change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.
     Based solely upon and subject to the foregoing, we are of the opinion that under current law, the Merger and the Recapitalization will each be treated for United States federal income tax purposes as reorganizations within the meaning of section 368(a) of the Code.
     Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This opinion has been prepared for you pursuant to Section 6.3(d) of the Merger Agreement and may not be relied upon by anyone else without our prior written consent. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,
/s/ Skadden, Arps, Slate,
Meagher & Flom LLP

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